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Stratifind

STRATIFIND aims to be a next-generation, asset-light, precision oncology platform. Its flagship cancer test RainDanceEQ™ uses DNA & RNA data to guide the best cancer therapy from day one. The result is clear clinical guidance, improved outcomes and elimination of trial and error oncology.


STRATIFIND
BREAKTHROUGH SCIENCE | OPTIMIZED OUTCOMES
Biological Signals
Multiomic Cancer Testing
Clinically Meaningfull Insights
Ranked Therapy Choices
Evidence-based Decision Making
Improved Outcomes
Efficient Resource Utilization
Precision Oncology Mission Control

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Pitch Updates Discussion

INTRODUCTION

Our vision at STRATIFIND

After years on the front lines of hospital oncology, Dr. Ray saw how often treatment decisions were guided by incomplete or non-predictive testing. Patients were routed to toxic, high-cost therapies that offered little chance of benefit because the available diagnostics could describe mutations but not tumor behavior. Choosing the right cancer drug often felt like throwing darts blindfolded…


Oncologist

STRATIFIND was born from his determination to close that gap – to take the guesswork out of Cancer Treatment with AI-driven Precision Oncology…


STRATIFIND
Oncolo

STRATIFIND's proprietary Next Generation Sequencing (NGS)-based diagnostic paradigm serves to bring clinically actionable, biology-driven insight to the moment when the first treatment choice matters most.

Joining after Dr. Ray's foundational research, Igor recognized that cancer science had moved beyond DNA-only profiling to RNA-driven multiomics, while diagnostics still relied on legacy tools. STRATIFIND aims to translate modern molecular science into a scalable, reimbursement-ready platform delivering the clinical insights patients should receive today.


RainDanceEQ™: Comprehensive Snapshot of Tumor Biology (DNA+RNA)
Tumor Biology
DNA
RNA
Sustaining proliferative signaling
Evading growth suppressors
Nonmutational epigenetic reprogramming
Avoiding immune destruction
Enabling replicative immortality
Tumor-promoting inflammation
Polymorphic microbiomes
Activating invasion & metastasis
Inducing or accessing vasculature
Senescent cells
Genome instability & mutation
Resisting cell death
Deregulating cellular metabolism
Unlocking phenotypic plasticity
Cellular component
Development
DNA damage
Immune
Metabolic
Pathway
Proliferation
Signaling
Hallmarks of Cancer
DNA gene mutations associated with Hallmarks
RNA Transcripts associated with Hallmarks
Transformative Advance in Precision Oncology
Hallmarks of Cancer are well accepted Dimensions of Tumor Biology that affect disease progression, treatment efficacy and overall survival.
RainDanceEQ™ is a cancer diagnostic paradigm that aims to comprehensively profile the Hallmarks of Cancer using both DNA and RNA inputs.

STRATIFIND's mission is embedded in its name: to **stratify** patient populations through clinically meaningful biomarkers and **find** those most likely to respond to a specific therapy. By matching tumor biology to the right treatment from the outset, the company aims to turn precision oncology from a descriptive exercise into a predictive, outcome-driven standard of care.

Our test name, RainDanceEQ™, draws on the symbolism of a rain dance – hope, renewal, and the promise of better outcomes – paired with "Dance," evoking DNA and RNA working in harmony. "EQ" encompasses what we bring to patients and physicians: **Evidence, Empathy, Empowerment, and Elevated** clinical insight. Together, STRATIFIND and RainDanceEQ reflect our goal of helping oncologists interpret complex tumor biology with greater clarity and clinical context.


DNA
Evidence
Empathy
Precision
RNA
Precision
RainDanceEQ™ Report

SUCCESS TO DATE

We believe cancer care today often answers only part of the patient's most important questions. Many tests identify what therapies a patient may be eligible for, but do not fully address a broader hierarchy of needs — including expected outcomes, comparative effectiveness, and how treatments should be sequenced for the best possible result.



RainDanceEQ™
Aligns to the Cancer Patient Hierarchy of Information Needs
PROGNOSIS
Is this an aggressive cancer? What is my risk of death? Absent therapy, what is my expected survival?
THERAPY SELECTION
What is the best first line therapy class for me? What is the likelihood it is going to work? How does it increase my chances of survival and by how long?
Traditional Testing Stops Here
TREATMENT STRATEGY
What is the expected efficacy of various therrapy classes classes for me? How should I stagger the therapies for best outcome?
TRUST & TRANSPARENCY
What factors have you considered when developing your treatment recommendation? Other than pertinent DNA mutations, how do you reconcile conflicting signals?
Outcome / Prognoiss
ecision Trust
Integrates DNA + RNA + Multi-Omic data
Cross-Omic Integration: Resolves conflicting signals across DNA, RNA, phenotytpe
Multi-Factor Eligibility Prediction: Considers biology beyond DNA
Personalized Outcome Prediction: Patient-specific efficacy
"You've got to start with customer experience and work backwards to the tchnology."
— Steve Jobs
RNA
Data
AI/ML
Algorithms
NGS
DNA
Fusions
Technology Stack (RDEQ)

RainDanceEQ™ is designed to approach this challenge differently. By integrating DNA, RNA, and other biological and clinical signals, we aim to generate a more comprehensive view of each patient's disease. This multi-omic approach is intended to help move beyond eligibility alone toward more informed treatment prioritization.

Our platform is built with the perspective that patient needs should drive technology — not the other way around. We believe this approach positions RainDanceEQ™ at a critical point in the clinical decision process, where insights may support more personalized and potentially more effective treatment strategies.

Foundational R&D complete:



RainDanceEQ™: >15 years Foundational Research
>20,000 patient samples from clinical trial and real world datasets
NIH
NATIONAL CANCER INSTITUTE
SBIR Development Center
SBIR Phase I & II Awardee
Publications in prestigious peer-reviewed journals
2025
2025
2025
2023
2022
2021
2020
2017
2016
2015
2015
2014
2012
2011
2010
Presentations in prestigious peer-reviewed conferences
2025
37th European Congress of Pathology
2024
36th European Congress of Pathology
2024 ASCO
May 31 – June 4, 2024
2023
2023 ASCO
June 2–6, 2023
2023 World Conference on Lung Cancer
SEPTEMBER 9-12, 2023 | SINGAPORE
ESMO IMMUNO-ONCOLOGY
2022
ESMO BREAST CANCER
EMUC22
2022 ASCO
June 3–7, 2022
ESMO IMMUNO-ONCOLOGY

Proprietary platform being built:

- Algorithms developed using 20,000+ tumor samples
- 15+ years of foundational research
- 4 initial cancer indications - Lung, Breast, Colon and Melanoma
- Discovery, development and validation of core predictive algorithms completed for our first four cancer indications.



RainDanceEQ™: Planned Proprietary Platform
TISSUE SAMPLE
FFPE BLOCK
FFPE SCROLLS
DNA+RNA ANALYSIS
NGS ANALYZERS
ALGORITHMIC PREDICTION
DNA
RNA
PRECISION ONCOLOGY REPORT
The RainDanceEQ™ DNA + RNA NGS* test can be run from the tumor biopsy.
Tumor biopsies will be processed using a very standard lab procedure.
Our test will be run on sophisticated NGS machines from Illumina or Thermo Fisher. They are the top machine manufacturers having time-tested and highly reliable performance. Moreover, they are already installed in the CLIA lab that we plan to partner with.
Calibrated inputs from RainDanceEQ™ NGS DNA + RNA measurements are analyzed using proprietary, context-specific, efficacy prediction algorithms at the STRATIFIND CLIA lab facility.
The RainDanceEQ™ Precision Oncology Report is then prepared and provided to the ordering physician. It contains information on:
1. Prognostic Recurrence Score
2. Chemotherapy Efficacy Score
3. HormonalRx Efficacy Score
4. TargetedRx Efficacy Score
5. ImmunoRx Efficacy Score
(All scores are not applicable to all cancers).
*NGS – Next Generation Sequencing.

Clinical Workflow Integration:

The RainDanceEQ™ DNA+ RNA Next Generation Sequencing (NGS) test has been designed to bypass the typical delays encountered in oncology test workflow and improve efficiency, increase cost-effectiveness and offer comprehensive information that enables more accurate therapy guidance decision support. This Precision Oncology tool strives to empower Oncologists to make more confident treatment recommendations.



Routine Mammogram Screening
Appointment with a Doctor
Needle Biopsy
RainDanceEQ™ Test is Ordered
Oncologist Meeting
Women over 40 are recommended to do a mammogram every 1-2 years
Cases with abnormalities or inconclusive results are referred to a doctor
Cases with high suspicion of cancer are referred to a biopsy
if review of biopsy confirms malignancy, the patient proceeds to meet with oncologists
Oncologists Refine Treatment Protocol
RainDanceEQ™ Test is Ordered
Review of Surgically Removed Tissue
Surgery
Tumor Board
Oncologists refine treatment protocol utilizing results of pathology review of post surgery biopsy
Tissue from the removed tumor is used to conduct secondary round of testing
Surgical oncologist performs the surgery to remove the tumor; may be preceded by other therapies
Tumor Board Meeting: Medical, Radiology and Surgical Oncologist determine initial course of treatment

RainDanceEQ™ Fits Into the Real-World Cancer Decision Process

Cancer treatment decisions occur at several points as a patient moves from diagnosis through surgery and therapy planning. RainDanceEQ™ is designed to integrate into this existing workflow by analyzing tumor DNA and RNA to provide additional biological context when tissue becomes available.

Physicians often evaluate factors such as tumor aggressiveness, treatment sequencing, and recurrence risk when determining care plans. RainDanceEQ™ is intended to support these evaluations by providing multi-omic tumor information.

The platform can be ordered at two common clinical decision points.

Biopsy stage (before surgery). After diagnosis, tumor boards often review biopsy results to guide the initial treatment strategy.

Post-surgical stage. If surgery occurs first, tumor tissue may be analyzed to inform recurrence risk assessment and post-surgical therapy planning.

Because it can be used at multiple points in the care pathway, RainDanceEQ™ fits within existing oncology workflows without requiring a single ordering window.


Stratifind Intelligence Stack
DNA MUTATIONS
(ee. SNV / Indel
CNV / FUSIONS
RNA EXPRESSION
(quantified)
PROPRIETARY PREDICTIVE ALGORITHMS
BIOMARKERS
IMMUNE SIGNALS
DRUG RESISTANCE
TUMOR TYPE & STAGE
CLINICAL COVARIATES
(age · stage · hisology)
LEVEL 1
Multi-omic
Data Foundation
LEVEL 2
Data Ingestion Bot
LEVEL 3
Analytical Engine
LEVEL 4
Decision Synthesizer
RDEQ REPORT
Multiple Layers of Multi-omic Intelligence
Designed to Drive Precision and Accuracy

RainDanceEQ™ is designed to transform complex tumor biology into clear, actionable treatment guidance. By integrating DNA mutations, RNA expression, and clinical context, our multi-omic intelligence platform moves beyond simply listing what therapies are possible to helping prioritize what should be used first. Each layer of our system builds toward a single goal: delivering clinically meaningful insights that support better decisions for patients and physicians. Below, you'll see a mock of a critical page from the RainDanceEQ report depicting outputs from our predictive algorithms. These reports are designed to fit seamlessly into clinical workflows, enabling oncologists to quickly understand tumor behavior and identify the most relevant therapeutic strategies.

Each layer of our system builds toward a single goal: delivering clinically meaningful insights that support better decisions for patients and physicians. Below, you'll see a mock of a critical page from the RainDanceEQ report depicting outputs from our predictive algorithms.

These reports are designed to fit seamlessly into clinical workflows, enabling oncologists to quickly understand tumor behavior and identify the most relevant therapeutic strategies.

Precision Oncology Report:

Molecular report architecture finalized, integrating algorithmic outputs with literature-anchored interpretation of biomarkers, pathways, and mutations.

RainDanceEQ™
Precision Oncology Report

STRATIFIND
BREAKTHROUGH SCIENCE | OPTIMIZED OUTCOMES

780863 185779

PATIENT REPORT

Test Number : MGH0122520252356
Sex: Female
Age: 56
Diagnosis: Non-Small Cell Lung Cancer (NSCLC)
Tumor Size: 1.8cm
Tumor Grade: 2
Lymph node status: Negative

Order Received: 12/01/2025
Date reported: 12/06/2025
Client Institution: Mass General Hospital
Treating Physician: Cynthia Robson, MD
Submitting Pathologist:
Additional Recipient:

RECURRENCE / DEATH RISK


EFFICACY PREDICTION
PREDICTED LOW RISK
PREDICTED HIGH RISK
5 YR SURVIVAL
74%
40%
74%
80%
60%
40%
20%
0%
40%
LOW RECURRENCE RISK
HOIGH RECURRENCE RISK

PREDICTED HIGH RISK

CHEMOTHERAPY EFFICACY PREDICTION


EFFICACY PREDICTION
PREDICTED RESPONDERS
PREDICTED RESPONDERS
5 YR SURVIVAL
78%
38%
78%
80%
60%
40%
20%
0%
38%
PREDICTED RESPONDERS
PREDICTED NON-RESPONDERS

PREDICTED RESPONDER

IMMUNOTHERAPY EFFICACY PEDICTION


EFFICACY PREDICTION
PREDICTED RESPONDERS
PREDICTED NR - PD
PREDICTED NR-HPD
MEDIAN SURVIVAL
36 mos
18 mos
13 mos
48%
50%
40%
30%
20%
10%
0%
25%
6%
PR
PNR-PD
PNR-HPD

PREDICTED RESPONDER

DNA MUTATION PROFILE

EGFR	KRAS	ALK	ROS1	BRAF	MET
+	-	-	-	-	-

All rights reserved. STRATIFIND™ and RainDanceEQ™ are registered trademarks of Stratifind LLC. www.stratifind.io

Sample Report


How Chemotherapy Works
Chemotherapy drugs travel throughout the body to kill fast-growing cancer cells.
CHEMOTHERAPY DRUGS
Attack & kill cancer cells
Administered by IV or pill
Affects both healthy & cancerous cells
Kills cancer cells or prevents growth
How Immunotherapy Works
Immunotherapy boosts the body's natural defenses to fight cancer.
IMMUNE CELLS
Attack & destroy cancer cells
Administered via IV or injection
Targets only cancer cells
Strengthens immune system function

Reimbursement strategy defined:

Clear day-one billing pathway identified based on established coding frameworks to support initial commercial deployment.

Bioinformatics infrastructure complete:

End-to-end analysis and report-generation pipeline in place and ready for bioinformatics validation in lung cancer, with breast cancer validation planned to follow as datasets are finalized.

Bringing Advanced and Novel Diagnostics to the Lab


CLIA LAB
STRATIFIND

Wet-lab partnership in discussion:

Discussions underway with CLIA-certified laboratories to select a CLIA Lab partner to support a seamless tissue-to-data-to-report workflow. This structure allows STRATIFIND to leverage established laboratory infrastructure while focusing on its proprietary analytics and reporting platform. Finalization of a partner agreement would enable clinical deployment without the capital intensity of building a traditional wet lab.


Tampa
Stratifind
LLC
MULTIOMICS
DRY LAB - DATA INTERPRETATION
Tampa, FL

CLIA Dry-Lab implementation in progress:

Establishment of a Florida-based CLIA framework targeted for completion by the end of 2026, enabling a scalable data-to-report model, including billing, data re-analysis, and structured report delivery for patients with existing sequencing data.

Next-generation sequencing (NGS) has become a routine part of diagnostics of cancer. STRATIFIND sits on top of this existing testing infrastructure and converts molecular data into treatment decisions, creating a large and rapidly scalable market.

RainDanceEQ™ Operations Workflow

Following biopsy and shipment to the **Wet Lab**, DNA and RNA are extracted and prepared for sequencing. The sequencing data are then analyzed in the **Dry Lab** and a clinical report is generated.



CANCER REPORT
PATIENT
Sample Shipment
Sample sent to lab in insulated shipping box
Wet Lab Operations
DNA & RNA Extraction, Sequencing
Dry Lab Operations
Data Analysis & Interpretation
Report Generation & Access
Clinical Report
Delivered to Physician
Technical Support Services
• Test Interpretation Support
• Customer Assistance

Clinical validation in progress:

Lung cancer results being prepared for publication and submission to major oncology meetings (e.g., **ASCO, ESMO, IASLC**) in collaboration with Mass General physicians.



Stratifind Validation & Clinical Evidence Pipeline
Validated Inputs
Proprietary Algorithm
Analytical Validation
Clinical Evidence
Actionable Report
TCGA
Clinical Datasets
Retrospective Studies
AI
Accuracy
Precision
Reliability
Heal-World Data
Observation Studies
RainDanceEQ™ Report
Validation Report

Validation and Clinical Evidence Plan

STRATIFIND's RainDanceEQ™ test is being developed as a laboratory-developed test (LDT) to be performed in a CLIA-certified laboratory.

As part of this process, we plan to complete a comprehensive analytical validation to confirm the test's performance, including accuracy, consistency, and reliability using clinical samples.

At the same time, our proprietary algorithms have been developed and refined using large-scale datasets, including TCGA, as well as retrospective analyses of datasets generated through prior prospective clinical studies. These efforts support the clinical relevance of the signals incorporated into our reports.

Following validation, we plan to continue building **clinical evidence** through real-world use and additional retrospective and observational studies to support physician adoption and demonstrate clinical utility.

As is typical for LDTs, clinical validation is supported through a combination of analytical validation and evidence derived from retrospective datasets and real-world use, rather than prospective clinical trials.

All validation and evidence-generation activities will be conducted under the oversight of qualified laboratory leadership in accordance with CLIA requirements

PROBLEM

We are still treating cancer with trial and error in an age when science can tell us far more.

Today's standard tests read DNA. DNA is the genomic blueprint. It tells doctors what drugs can be used because a mutation is present. But it does not show how the tumor is actually behaving right now. RNA is the transcriptomic signal. It shows which pathways are turned on, which ones are quiet, and which therapy the cancer is most likely to respond to first.

Mutations tell you what you can give. RNA tells you what you should give first.


DNA = the recipe
RNA = what the cell is actually cooking
Treatment outcome
RECIPE
DNA
RNA
Treatment outcome

The problem is that the diagnostics industry is still built for the DNA-only era. So patients often receive toxic, expensive therapies that their tumor was never likely to respond to, while the signal that could guide the right first treatment already exists in the data.

This is frustrating for everyone involved. Patients want the right drug the first time. Doctors want a clear answer, not another 40-page mutation list. Payers are spending billions on therapies that do not work for the people getting them. Science has moved forward. Clinical decision tools have not.



Science has moved forward. Clinical decision tools have not.
MODERN TUMOR BIOLOGY
LEGACY DECISION TOOLS

That gap between what we know and what we do is the problem STRATIFIND was created to solve.

SOLUTION



WHY STRATIFIND

STRATIFIND aims to help doctors choose the right cancer treatment the first time.

We take the same tumor data that is already being generated in modern care and turn it into a clear, action-oriented answer: which therapy is most likely to work first, which ones are unlikely to help, and why.

Most tests stop at DNA and produce a long list of mutations. That tells you what drugs are possible.


We Aim to
Revolutionize Cancer Treatment!
Genetic Mutation Report
40 Pages
STRATIFIND
PRECISION ONCOLOGY SOLVED!
Overwhelmed...
Stratifind Treatment Plan
stratifind
Top Therapy Options Ranked
1. Targeted Therapy A
2. Immunotherapy B
3. Clinical Trial C
Overwhelmed...
Guided Path!

STRATIFIND goes further. We read the RNA signals as well and combine multiple layers of biology. This multi-omic approach shows how the tumor is actually behaving right now. Then our **evidence-based, clinically validated proprietary algorithms** translate that biology into a ranked treatment strategy that a doctor can use immediately.


Current Tests Can Identify If a Patient is Eligible for a Drug... but Not If the Drug Will Actually Work
My doctor said that I need to have surgery and chemotherapy...
...but he couldn't tell me the odds of whether chemo would be successful for me, in keeping the cancer from ever coming back.
I have Stage II lung cancer
I'd be willing to try other treatments if chemo is not going to be enough to reduce my Lung Cancer recurrence risk.
But my Doctor told me there isn't a test available to predict that.
I have a triple negative breast cancer
My doctor recommended that I receive chemotherapy + immunotherapy followed by surgery + radiation.
....That's a lot of drugs with a lot of side effects, even before I have surgery.
And I've heard some women have just as good a result without the need for immunotherapy.
But my Doctor told me that there isn't a test available that can tell me up front whether chemo alone is adequate for me.
My kidney cancer has come back
My doctor recommended that I should try immunotherapy first as a way to extend my survival.
....But I have heard from fellow patients in the chemo suite that in some patients, the immunotherapy actually speeds up tumor growth instead of slowing it down, something called HPD.*
I wish I could take a test to determine whether I am prone to HPD or not before starting this drug. But my Doctor told me that there isn't a test for that.
STRATIFIND'S RainDanceEQ™ test aims to predict efficacy before treatment begins, potentially saving time, money and lives.
*HPD - Hyper-Progressive Disease.

Instead of trial and error, the physician gets a roadmap. For patients, the potential impact is very real and very human:

- a better chance of getting an effective therapy sooner
- fewer months lost on treatments that were never likely to work
- fewer unnecessary side effects
- more time living normal life

For oncologists, it means clarity and confidence at the most important decision point. For payers, it means avoiding the enormous cost of ineffective drugs.

STRATIFIND is designed to work within the existing healthcare system, using established laboratory infrastructure and reimbursement pathways to support broader access. Our goal is simple: help translate complex tumor biology into clearer treatment decisions when they matter most.

BUSINESS MODEL

STRATIFIND is a **B2B2C precision oncology platform.** Patients receive the test, physicians order it, laboratory partners run the sequencing, and we deliver the clinical intelligence that drives the treatment decision.


We believe we sit at the highest-value point in the workflow.


Clinical decision layer
STRATIFIND
Potential highest margin
Data interpretation
Potential higher margin
Wet lab
Potential lower margin

Because STRATIFIND operates primarily at the data interpretation and reporting layer rather than the laboratory layer, the model is designed to achieve higher margins and scale efficiently as test volume grows.

How it works: A patient's tumor biopsy is sent to a CLIA-certified lab for next-generation sequencing. The molecular data is securely transferred to STRATIFIND, where our proprietary algorithms analyze the multi-omic signals and generate a clear, ranked therapy report. That report goes back to the oncologist and becomes part of the real treatment plan.

How we plan to get paid: We plan to bill Medicare and commercial insurance from day one using established reimbursement pathways. We believe that no new FDA approvals are required to begin commercial operations, and in our view our plans are aligned with existing CMS frameworks. Each clinically actionable report is planned to be billed with the goal to generate revenue.


STRATIFIND
$
Patient
Lab
Stratifind
Physician
Potential Stratifind revenue

Asset-Light and Scalable: STRATIFIND does not plan to build or own wet laboratories. Sequencing is expected to be performed by partner labs, while STRATIFIND focuses on data interpretation, reporting, and billing. This structure is intended to reduce capital needs and support broader expansion.

Go-to-Market Strategy: The test is expected to be marketed through a mix of direct relationships and distribution partners. Direct engagement may include oncologists, cancer centers, health systems, payors, and oncology care networks. Channel partnerships may include genomic test distributors, laboratory networks, integrated care providers, and international diagnostic partners.

Global Opportunity: Beyond insured patients in the U.S., the company may pursue additional opportunities such as cash-pay markets in Europe and Asia, where patients often seek advanced cancer decision tools.

Economic Model: STRATIFIND focuses on the clinical decision layer of the oncology workflow, emphasizing data interpretation and clinical insight. This model is designed to support scalable growth across cancers, geographies, and healthcare systems.

Barriers to Entry: STRATIFIND's defensibility comes from a potential multi-layer platform advantage spanning data, clinical intelligence, physician workflow, and scientific validation.


THE MULTI-LAYER MOAT
Hard to Replicate. Tougher Over Time!
IGOR
Unified Interpretation
RainDanceEQ
EVIDENCE ENGINE
SCIENTIFIC PUBLICATIONS MARKSMAN
Dr. Partha
Clinical Intelligence
STRATIFIND
PEER-REVIEWED STUDIES
Scalable Operating Model
WET LAB + DRY LAB
STRATIFIND
RainDanceEQ
DATA FOUNDATION
20,000+ Tumor Samples
Razor-Razorblade
Algorithm
NGS
STRENGTHENS WITH TIME

Data Foundation: Our predictive models are trained on more than 20,000 tumor samples collected over more than a decade of research. This dataset forms the biological foundation of our algorithms and may present a meaningful barrier for new entrants attempting to replicate similar training data

Clinical Intelligence Layer: RainDanceEQ™ integrates DNA mutations, copy-number signals, and RNA expression into a unified interpretation designed to help physicians evaluate potential treatment implications across therapies such as chemotherapy, immunotherapy, and radiation.

Physician Workflow Integration: Cancer treatment decisions are commonly made in multidisciplinary tumor boards. Once a diagnostic test becomes part of that process, it often remains embedded in clinical workflow as physicians continue ordering tools that provide consistent clinical insight.

Scalable Operating Model: STRATIFIND plans to partner for wet-lab sequencing with intent of centralizing bioinformatics, reporting, and billing. This model could potentially enable scaling of software and interpretation while leveraging existing laboratory infrastructure.

Evidence Engine: Adoption in oncology is often supported by peer-reviewed studies, clinical validation, and presentations at scientific conferences, which can help build physician awareness and trust over time.

MARKET



U.S. Cancer Incidence Is Rising
New Cancer Cases
Year
U.S. Cancer Deaths Continue to Climb
Cancer Deaths
Year

Cancer.org



Cancer Burden in the United States (Estimated 2026)
Incidence and mortality by cancer type
New Cancer Cases
Prostate 333,830
Breast 324,580
Lung 229,410
Colorectal 158,850
Skin 119,750
Melanoma 112,000
Cancer Deaths
Lung 124,990
Colorectal 55,230
Pancreas 52,740
Breast 42,670
Prostate 36,320
Liver 30,980
Several of the most common and deadliest cancers — including lung, breast, colorectal, and melanoma – are part of Stratifind's initial clinical focus.
Tumor Types
Therapy Areas

https://cancerstatisticscenter.cancer.org/?pbi=power-bi-56-1#

Despite significant scientific breakthroughs in cancer treatment, early detection and a trend of healthier habits, Cancer remains one of the largest and fastest-growing segments in healthcare, with ~2 million new cases in the U.S. in 2025.

Go-to-Market Approach

We are rolling out in **three focused stages**, expanding cancer by cancer where treatment selection is complex, high-cost, and clinically impactful.


Clinical Expansion Pathway
Growing Coverage Across Tumor Types and Therapy Areas
STAGE 1
Initial Focus
Tumor Types
Lung
Breast
Colon
Melanoma
Initial Clinical Applications
STAGE 2
Expanded Coverage
Tumor Types
Lung
Breast
Colon
Prostate
Therapy Area
Radiation Therapy
Additional Tumors + Therapy
STAGE 3
Broader Oncology Coverage
Tumor Types
Lung
Breast
Colon
Prostate
Therapy Area
Radiation Therapy
Additional Cancers
Kidney
Liver
Bladder
Head & Neck
Broader Oncology Scope
Tumor Types
Therapy Areas

TAM (Total Addressable Market) The total annual revenue opportunity if RainDanceEQ™ were adopted across all eligible cancer patients globally, assuming full market penetration across all indications, care settings, and geographies without competitive or operational constraints.

SAM (Serviceable Addressable Market) The portion of the TAM that RainDanceEQ™ can realistically serve based on current regulatory positioning, reimbursement pathway, lab capacity, geographic focus, and targeted cancer indications during the initial commercialization phase.

Stage 1

Lung, Breast, Colon, Melanoma

- **TAM:** ~400,000 tests/year → **~$1.0B**
- **SAM:** ~220,000 tests/year → **~$550M**

These are among the most genomically tested and therapeutically complex cancers, allowing immediate integration into existing clinical workflow and reimbursement at **~$2,500 per test.**

Stage 2 – Major volume expansion

Adds Prostate + selective Radiation Therapy decision support

- **TAM:** ~630,000 tests/year → **~$1.58B**
- **SAM:** ~380,000 tests/year → **~$950M**

This stage significantly increases reach by entering one of the largest cancer populations in the U.S. and expanding into treatment-sequencing decisions for radiation therapy.

Stage 3 – Full multi-cancer platform

Adds Kidney (RCC), Liver (HCC), Bladder, Head & Neck

- **TAM:** ~860,000 tests/year → **~$2.15B**
- **SAM:** ~540,000 tests/year → **~$1.35B**

At this point, STRATIFIND becomes a broad, multi-indication precision oncology platform addressing the majority of high-value solid tumors.

Why this market is growing

- Biomarker-driven therapies are now standard of care
- Tumor sequencing is already widely reimbursed and performed
- Oncologists face an explosion of treatment options
- Payers are demanding value-based drug selection

The takeaway

With an average **reimbursable price of ~$2,500 per test**, a staged cancer-by-cancer rollout, and access to data that is already being generated in routine care, STRATIFIND is targeting a $1.0B initial market expanding to ~$2.1B in the U.S. alone, with clear clinical need and strong structural tailwinds.

Importantly, reimbursement strategy remains dynamic. As additional clinical utility data are generated, STRATIFIND may pursue PLA or other dedicated coding pathways designed to better reflect the platform's differentiated value and potentially support higher reimbursement. Any such strategy would require further validation and payer engagement and is not included in current base-case projections.

Stratifind brings together three practicing physicians with deep clinical expertise, complemented by leadership in healthcare finance and healthcare operations and marketing. This combination positions us to align clinical insight with economic value and accelerate real-world adoption across healthcare systems.

TEAM





Partha S. Ray, M.D.

Co-Founder, Chairman & Chief Medical Officer

Dr. Ray is a surgical oncologist with more than 15 years of frontline cancer care experience and over 5,000 complex tumor surgeries. After participating in more than 500 tumor boards, he saw firsthand how limited diagnostic tools often led to suboptimal treatment decisions, which became the founding motivation for STRATIFIND. He has spent over a decade researching predictive biomarkers across datasets exceeding 20,000 patient samples, focusing on how gene expression can guide therapy selection. At STRATIFIND, he leads clinical strategy, assay development, and scientific validation, ensuring the platform directly solves real-world decision problems for oncologists and patients. His career bridges daily cancer care and next-generation diagnostics, aligning the company's mission with true clinical need. Dr. Ray received his MD with Honors from MCP Hahnemann College of Medicine in Philadelphia, Pennsylvania, completed his General Surgery Residency at University of Medicine and Dentistry of New Jersey in New Brunswick, New Jersey, pursued fellowship training in Advanced/Complex Surgical Oncology at the John Wayne Cancer Institute in Santa Monica, California and served on the faculty in the Department of Surgery at The University of Illinois College of Medicine in Urbana-Champaign.

Vision alignment: Dr. Ray's goal is simple and personal — give physicians the tools he wished he had in the operating room and tumor board when treatment decisions mattered most.

Igor Sokolovsky

Co-Founder & Chief Executive Officer

Igor brings more than 20 years of healthcare investment banking and strategic advisory experience, with over $170 billion in completed transactions across diagnostics, life sciences, biopharma and healthcare services. Through his work with both emerging innovators and global industry leaders, he saw that the science of multi-omic cancer prediction had advanced far beyond what patients were actually receiving in clinical practice. As Founder of Barclay Street Advisors and former senior banker at Moelis, Guggenheim, and Citi, he combines capital markets expertise with deep sector knowledge. At STRATIFIND, he leads corporate strategy, reimbursement, partnerships, operations, and commercialization, building a scalable, asset-light platform that can bring modern precision oncology to everyday care. Igor received his Bachelor of Science degree from Leonard N. Stern School of Business at New York University, and his MBA from The Wharton School at University of Pennsylvania.

Vision alignment: Igor's focus is translating breakthrough science into a reimbursed, globally scalable solution so patients can access the right therapy without waiting for the system to catch up.

Unique Founder Market Fit

STRATIFIND is built on a rare combination of a physician with experience treating thousands of cancer patients and guiding complex treatment decisions for hundreds, and a Wall Street banker with two decades of experience scaling and financing healthcare innovation. That partnership ensures the company is solving a real clinical problem and doing it in a way that can be reimbursed, deployed, and grown globally.

Dr. Ray brings firsthand knowledge of where current diagnostics fail patients and how oncologists actually make decisions in tumor boards and operating rooms. His research background turns that experience into a scientifically rigorous, clinically actionable product. Igor brings the complementary skill set required to translate breakthrough science into a sustainable business — capital strategy, partnerships, market access, and operational execution — with a track record of more than $170 billion in completed healthcare transactions.

Together, this creates a closed loop from **biology → clinical utility → reimbursement → scale**, which is where most diagnostics companies struggle.

Both founders are driven by the same goal: to end trial-and-error oncology by giving every patient access to a clear, predictive treatment roadmap. That shared mission, combined with deep domain expertise on both the medical and commercial sides, positions STRATIFIND to move faster and with more capital efficiency than traditional lab-centric models.

Pathology & Laboratory Medicine



Yury Takhalov, M.D., FCAP, FRCPC

Laboratory Medical Director

Dr. Takhalov is a board-certified pathologist with extensive clinical experience across surgical pathology, cytopathology, and laboratory medicine. He has worked in both academic and high-volume clinical laboratory settings, with a focus on delivering accurate, timely diagnostic insights that directly inform patient care. His experience spans multidisciplinary environments where pathology serves as the foundation for treatment decision-making across oncology and other disease areas. At STRATIFIND, he serves as Laboratory Medical Director, overseeing clinical validation, laboratory operations, quality systems, and the integration of multi-omic testing into real-world diagnostic workflows. His leadership ensures that RainDanceEQ™ outputs are grounded in rigorous pathology standards and aligned with clinical practice. Dr. Takhalov brings a strong background in quality assurance, laboratory accreditation, and diagnostic oversight, supporting the development of a scalable, compliant testing platform. Strategic impact: Anchors STRATIFIND's platform in clinical laboratory rigor and regulatory alignment, enabling scalable deployment of multi-omic testing within real-world diagnostic and oncology workflows.

Dr. Takhalov earned his M.D. from the Sackler School of Medicine at Tel Aviv University (New York State/American Program) and holds a B.S. from Long Island University. He completed residency training in Anatomic and Clinical Pathology at Stony Brook University Medical Center, followed by fellowship training in Surgical Pathology at the University of Illinois at Chicago and Cytopathology at The Ohio State University Wexner Medical Center. He is board-certified by the American Board of Pathology in Anatomic and Clinical Pathology and Cytopathology, and is a Fellow of the Royal College of Physicians and Surgeons of Canada (FRCPC). Dr. Takhalov holds active medical licenses in multiple U.S. states, including New York, Florida, New Jersey, Connecticut, and Arizona. Dr. Takhalov earned his M.D. from the Sackler School of Medicine at Tel Aviv University (New York State/American Program) and holds a B.S. from Long Island University. He completed residency training in Anatomic and Clinical Pathology at Stony Brook University Medical Center, followed by fellowship training in Surgical Pathology at the University of Illinois at Chicago and Cytopathology at The Ohio State University Wexner Medical Center. He is board-certified by the American Board of Pathology in Anatomic and Clinical Pathology and Cytopathology, and is a Fellow of the Royal College of Physicians and Surgeons of Canada (FRCPC). Dr. Takhalov holds active medical licenses in multiple U.S. states, including New York, Florida, New Jersey, Connecticut, and Arizona.

ADVISORY BOARD



Luke C. Peng, M.D., ScM

Advisory Board Member – Radiation Oncology & Multimodality Care

Dr. Peng is a radiation oncologist with academic and clinical leadership experience focused on integrating advanced diagnostics into real-world treatment planning. He has worked extensively in multidisciplinary tumor board settings where surgery, systemic therapy, and radiation decisions must be sequenced correctly for each patient. At STRATIFIND, he advises on clinical adoption, tumor board integration, and the expansion of RainDanceEQ™ into radiation-informed treatment pathways. His guidance ensures the platform delivers actionable insight at the exact point where complex multimodality decisions are made. Dr. Peng received his MD from Joan and Sanford I. Weill Medical College at Cornell University, completed an internship at Maimonides Medical Center, completed his residency at the Johns Hopkins University School of Medicine and is serving as Assistant Professor on the faculty of the Harvard Medical School.

Strategic impact: Positions STRATIFIND to participate in radiation therapy decision-making, expanding both clinical utility and total addressable market while embedding the platform directly into daily oncology workflow.



Michael Wentzien

Advisory Board Member – Reimbursement & Market Access Strategy

Michael Wentzien is a former senior managed care and healthcare services executive with deep expertise in payer strategy, reimbursement, and national contracting. He has spent his career on the side of the organizations that ultimately decide which technologies get covered, adopted, and scaled. At STRATIFIND, he advises on market access, distribution strategy, and payer-aligned commercialization, ensuring the platform is positioned to demonstrate clear economic value in value-based oncology models. His perspective strengthens the company's ability to secure coverage, build strategic partnerships, and accelerate revenue growth.

Strategic impact: Aligns STRATIFIND's clinical value with payer economics, which is the key driver of rapid adoption and long-term defensibility in precision oncology.

Our Advisory Board Brings Expert Leadership to Support Our Mission

These advisors extend STRATIFIND's capabilities into two of the hardest and most important areas in oncology:

- Real-world treatment sequencing across multiple modalities (including radiation)
- Reimbursement, payer adoption, and national-scale distribution

Together, they help ensure that STRATIFIND is not just scientifically differentiated, but **clinically embedded, reimbursed, and commercially scalable**.

INVESTOR INVITATION

STRATIFIND is focused on bringing deeper molecular insight into everyday oncology care so physicians can better evaluate therapy options. Our goal is to help make complex tumor biology more useful at the moment treatment decisions are made.


Investment Highlights
Stratifind addresses the most important unanswered question in oncology: Will this treatment work?
1
Real Need, Actionable Insights
Stratifind's diagnostic solutions meet a critical oncology need by identifying patients likely to respond to treatment, eliminating guesswork, streamlining care and extending Overall Survival.
4
Asset Light Business Model
Operating through contracted CLIA labs and external reagent suppliers allows Stratifind to launch nationally without owning a wet lab, minimizing capital needs and accelerating time to revenue.
2
Proven Utility, Broad Reach
Stratifind's RainDanceEQ™ test delivers differentiated clinical utility across multiple cancers, settings, and therapies—Chemo, Immuno, Targeted - supported by real world evidence and multiple clinical studies.
5
Smart on Reimbursement
Day-1 billing using an existing, non-proprietary molecular test code enables immediate Medicare and commercial reimbursement, with a defined path to a dedicated reimbursement category that supports higher pricing and long-term coverage stability.
3
We Are Early
By combining DNA and RNA profiling on a single NGS platform and applying proprietary therapy-selection algorithms, we generate clinically actionable insights that exceed the utility of conventional genomic tests.

USE OF PROCEEDS

If the offering's maximum amount of $450,001 is raised:

Use	Value	% of Proceeds
Compensation for managers	$125,000	27.8%
Establishent of CLIA Lab	$12,000	2.7%
Validation of RainDanceEQ	$40,000	8.9%
Sales & Marketing	$150,000	33.3%
G&A Expense	$10,000	2.2%
Lab director	$4,500	1.0%
Working Capital	$20,000	4.4%
Information Technology	$7,451	1.7%
Travel	$14,000	3.1%
Fractional Accountant	$20,000	4.4%
R&D and Product Development	$25,000	5.6%
Intermediary fees	$22,050	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Stratifind, Inc. . This offering must reach its target of at least $10,000 by its offering deadline of June 26, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,189,076 shares
× $2.38 per share

$12,350,001 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If Stratifind has presented in any webinars during the offering period, you may access them here

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